Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Cactus, Inc. of our report dated March 19, 2018  relating to the consolidated financial statements of Cactus Wellhead, LLC, which appears in Cactus, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ PricewaterhouseCoopers LLP
Houston, TX
May 29, 2018